Exhibit 99.1

UNAUDITED PRO FORMA COMBINED CONSOLIDATED
CONDENSED BALANCE SHEET

The following unaudited pro forma combined consolidated condensed balance sheet has been prepared to give effect to the proposed combination of Equinix, Inc. (“Equinix” or the “Company”), Pihana Pacific, Inc. (“Pihana”) and i-STT Pte Ltd (“i-STT”) using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined consolidated condensed balance sheet, including an investment in the Company by i-STT’s parent company, STT Communications Ltd (“STT Communications”), and further reductions in amounts outstanding under both the Senior Notes and the Amended and Restated Senior Secured Credit Facility. This pro forma balance sheet was prepared as if the combination and related transactions had been completed as of November 30, 2002. Equinix will continue to operate under the existing Equinix senior management team with Peter Van Camp as CEO and will be headquartered in Mountain View, California.

The unaudited pro forma combined consolidated condensed balance sheet is presented for illustrative purposes only and is not necessarily indicative of the financial position that would have actually been reported had the combination, financing and further reductions in amounts outstanding under both the Senior Notes and the Amended and Restated Senior Secured Credit Facility, occurred as of November 30, 2002 for balance sheet purposes, nor is it necessarily indicative of the future financial position. The unaudited pro forma combined consolidated condensed balance sheet includes adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase price to the acquired assets and assumed liabilities of i-STT and Pihana. The final allocation of the purchase price will be determined after the completion of the combination and will be based upon actual net tangible and intangible assets acquired as well as liabilities assumed. The preliminary purchase price allocation for i-STT and Pihana is subject to revision as more detailed analysis is completed and additional information on the fair values of i-STT’s and Pihana’s assets and liabilities becomes available. Any change in the fair value of the net assets of i-STT and Pihana will change the amount of the purchase price allocable to goodwill. Additionally, changes in i-STT’s and Pihana’s working capital, including the results of operations from November 30, 2002 through the date the transaction is completed, will change the amount of goodwill recorded. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented here.

This unaudited pro forma combined consolidated condensed balance sheet is based upon the respective historical unaudited consolidated balance sheets of Equinix and Pihana and the historical unaudited consolidated balance sheet of i-STT, adjusted to generally accepted accounting principles in the United States of America, and should be read in conjunction with the historical consolidated financial statements of Equinix, i-STT and Pihana and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the definitive proxy statement filed with the Securities and Exchange Commission on December 9, 2002.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED BALANCE SHEET
AS OF NOVEMBER 30, 2002
(In thousands)

	Historical			Pro Forma
	Equinix	Pihana	i-STT	Adjustments		Combined
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$7,020	$34,435	$1,612	$6,010	(a)	$49,077
Accounts receivable, net	7,223	378	669	—		8,270
Current portion of restricted cash and short-term investments	47	—	—	—		47
Prepaid expenses and other current assets	11,981	1,600	2,681	(2,828	)(b)	13,434

Total current assets	26,271	36,413	4,962	3,182		70,828
Property and equipment, net	378,256	24,161	10,883	(18,933	)(c)	394,367
Intangible assets, net	—	—	—	22,755	(d)	22,755
Restricted cash and short-term investments, less current portion	1,500	—	—	—		1,500
Debt issuance costs, net	8,305	—	—	(1,712	)(e)	6,593
Other assets	1,226	6,070	—	(3,143	)(f)	4,153

Total assets	$415,558	$66,644	$15,845	$2,149		$500,196

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$9,521	$16,206	$2,130	$7,157	(g)	$35,014
Accrued interest payable	9,571	—	—	(8,122	)(h)	1,449
Current portion of debt facilities and capital lease obligations	4,342	1,508	—	(244	)(i)	5,606
Current portion of senior secured credit facility	100,000	—	—	(100,000	)(j)	—
Other current liabilities	3,642	224	18,820	(18,269	)(k)	4,417

Total current liabilities	127,076	17,938	20,950	(119,478)		46,486
Debt facilities and capital lease obligations, less current portion	3,660	413	—	(43	)(i)	4,030
Senior secured credit facility	—	—	—	92,500	(j)	92,500
Convertible secured notes	—	—	—	12,045	(l)	12,045
Senior notes	139,552	—	—	(118,419	)(m)	21,133
Other liabilities	12,429	2,868	—	(2,868	)(n)	12,429

Total liabilities	282,717	21,219	20,950	(136,263)		188,623

Stockholders’ equity:
Redeemable preferred stock	—	14,614	—	(14,614	)(o)	—
Convertible preferred stock	—	222,963	—	(222,904	)(o)	59
Common stock	99	6	32,512	(32,348	)(o)	269
Additional paid-in capital	564,052	—	—	93,379	(o)	657,431
Deferred stock-based compensation	(3,347)	—	—	—		(3,347)
Accumulated other comprehensive income (loss)	551	1,830	(696)	(1,134	)(o)	551
Accumulated deficit	(428,514)	(193,988)	(36,921)	316,033	(o)	(343,390)

Total stockholders’ equity	132,841	45,425	(5,105)	138,412		311,573

Total liabilities and stockholders’ equity	$415,558	$66,644	$15,845	$2,149		$500,196

The accompanying notes are an integral part of this
unaudited pro forma combined consolidated condensed balance sheet.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED
CONDENSED BALANCE SHEET

The unaudited pro forma combined consolidated condensed balance sheet included herein has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

1.    BASIS OF PRO FORMA PRESENTATION

On October 2, 2002, the Company entered into a combination agreement (the “Combination Agreement”) to purchase all of the issued and outstanding stock of i-STT, a wholly-owned Internet infrastructure services subsidiary of STT Communications, in exchange for $10,000 and approximately 93.7 million shares of common and preferred stock, representing approximately 27.5% of the modified fully diluted share amount at closing and Pihana, a leading provider of neutral Internet exchange data center services and managed e-infrastructure services in Asia-Pacific, in exchange for $10,000 and approximately 76.6 million shares of common stock, or approximately 22.5% of the modified fully diluted share amount. These acquisitions are herein referred to as the combination. The combined company will continue to operate under the Equinix name and management. Separately, STT Communications will make a $30.0 million strategic investment in the Company in the form of convertible secured notes with detachable warrants for the further issuance of approximately 30.6 million shares of stock. The Company anticipates completing the proposed transaction with STT Communications and Pihana by the end of the year. The actual number of shares of Equinix common and preferred stock and warrants to be issued will be determined on the effective date of the merger based on the then fully-diluted outstanding shares of Equinix, Pihana’s cash balance and Equinix’s and i-STT’s working capital as defined in the Combination Agreement. Equinix will account for the combination under the purchase method of accounting. In addition to giving effect to the combination, this pro forma balance sheet has been adjusted to present the impact of the financing, Senior Note exchange and further reduction in the Amended and Restated Senior Secured Credit Facility discussed below. The combination, financing, Senior Note exchange and further reduction in the Amended and Restated Senior Secured Credit Facility have not been consummated as of the date of the preparation of this pro forma balance sheet and there can be no assurances that these transactions will be consummated in the future.

The parties to the transaction considered the guidance provided in paragraph 17 of Statement of Financial Accounting Standard 141, Business Combinations and determined that Equinix is the acquiring entity in the combination. This determination was based on a number of factors including the fact that the former Equinix stockholders will have the largest voting percentage of the outstanding stock. Following the issuance of common and redeemable preferred shares by Equinix in the combination, the former Equinix stockholders would have a 51.0% voting interest in the combined entity. In addition, Equinix is the larger entity and its current management team will continue to run the day to day operations of the combined company, no party will control a majority of the board of directors and the combined company will continue to operate under the Equinix name and be headquartered in Mountain View, California.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED
CONDENSED BALANCE SHEET—(Continued)

In connection with the combination and financing transactions, Equinix has agreed to issue $30-40 million of convertible secured notes, which will be convertible into common stock on a one for one basis. These notes issued to STT Communications shall initially be convertible into shares of preferred stock at any time at the holder’s option. There will be two classes of preferred stock, Series A and Series A-1. Series A preferred stock is convertible at any time, at the option of the holder, into common stock of Equinix up to the point at which (a) STT Communications has a 40% voting interest in Equinix or (b) the value of voting interests held by STT Communications exceeds $50 million. Thereafter, conversion of notes will result in the issuance of Series A-1, non-voting preferred shares. While STT Communications is able to convert their notes at any time after the closing, there are a number of factors, in addition to the anticipated premium built into the conversion price, that suggest that these notes will not be converted into equity. These include the fact that:

•	holders of the convertible secured notes will enjoy the priority position of debt over equity;

•
holders of the convertible secured notes will receive interest at the rate between 10% and 14% per annum, initially payable in PIK Notes (see Note 4—Financing) semi-annually in arrears, on the unpaid principal balance;

•	the portion of convertible secured notes held by STT Communications will be secured by the Asia Pacific operations of the combined company, thereby providing security; and

•	the combined company will have $80 million of debt due in December 2005.

As a result of these factors, management does not expect the holders of the convertible secured notes to convert voluntarily prior to maturity. In the event debt securities are converted and STT Communications’ voting interest is maximized (at 40%), Equinix would hold a 42.7% voting interest, STT Communications 40% and Pihana 17.3%.

In connection with the proposed transaction with STT Communications and Pihana, the Company has entered into discussions with its senior lenders on the principal terms for a further amendment to the First Amendment to the Amended and Restated Senior Secured Credit Facility and such lenders have agreed to recommend the terms of a further amendment to their committees. The most significant terms and conditions of the proposed amendment are:

•	The Company will be granted a full waiver of previous covenant breaches and will be granted consent to use a minimum of $15.0 million of cash to retire its Senior Notes.

•	Future revenue and EBITDA covenants will be eliminated and the remaining covenants and ratios will be reset consistent with the performance of the combined Company for the remaining term of the loan.

•
The Company will permanently repay $7.5 million of the amount currently outstanding ($100.0 million as of November 30, 2002). In August 2002, the Company permanently repaid $5.0 million as part of the First Amendment to the Amended and Restated Senior Secured Credit Facility.

•
The amortization schedule for the Senior Secured Credit Facility will be amended such that the minimum amortization due in 2002-2004 will be significantly reduced and some amortization will be extended to 2006.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED
CONDENSED BALANCE SHEET—(Continued)

The current version of the Senior Secured Credit Facility, the First Amendment to the Amended and Restated Senior Secured Credit Facility, includes a covenant to convert a minimum of $100.0 million of Senior Notes by November 8, 2002 among others. As a result of the proposed transaction with STT Communications and Pihana and the proposed Senior Note exchange, in November 2002, the lenders agreed to waive certain conditions of the First Amendment to the Amended and Restated Senior Secured Credit Facility (the “November 2002 Waiver”). The most significant terms and conditions of the November 2002 Waiver are as follows:

•	The Company was granted a waiver of the covenant requiring the Company to convert $100.0 million of Senior Notes by November 8, 2002.

•	The Company was granted a waiver to reset the minimum revenue and maximum EBITDA loss covenants through December 31, 2002 and the minimum cash balance covenant through March 31, 2003.

•
The Company was granted a waiver, subject to certain conditions, of an event of default created by a minimum cash covenant default and a payment default, if any, in existence pursuant to the Wells Fargo Loan.

•
The Company was granted a waiver, subject to certain conditions, of a default or an event of default created by a failure by the Company to make the interest payment due on the Senior Notes in December 2002.

The November 2002 Waiver expires upon the earlier of the closing of the Second Amendment to the Amended and Restated Senior Secured Credit Facility, the termination of the Combination, or December 31, 2002, provided that if the sole reason the Combination has not closed by that date is as a result of pending regulatory and related approvals the date may be extended for up to three successive 30 day periods, but such date shall not be extended past March 31, 2003. If the November 2002 Waiver expires and the Company has not closed the Second Amendment to the Amended and Restated Senior Secured Credit Facility, the Company will be in default under the terms of the First Amendment to the Amended and Restated Senior Secured Credit Facility and the lenders may require the Company to repay all amounts outstanding under the credit facility. The Company does not currently have sufficient cash reserves available to repay the amount outstanding under the loan.

The Company currently anticipates that a final amendment will be put in place prior to the closing of the proposed transaction. This amendment will be subject to the closing of the proposed transaction with STT Communications and Pihana.

Also in connection with the proposed transaction with STT Communications and Pihana, and in conjunction with the principal terms of a further amendment with the senior lenders, the Company has obtained agreements from the holders of a large percentage of its outstanding Senior Notes whereby such holders have agreed to tender their Senior Notes to the Company for a combination of cash and common stock and to amend the terms of the Senior Notes, provided certain conditions are met. These conditions include the tender by a minimum amount of Senior Notes, receipt by the Company of at least $30 million from the issuance of convertible promissory notes and approval of the Company’s stockholders of the issuance of the common stock in connection with the exchange. The Company expects to retire a significant portion of its outstanding Senior Notes as part of the proposed transaction with STT Communications and Pihana.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED
CONDENSED BALANCE SHEET—(Continued)

Furthermore, in connection with the combination, financing and Senior Note exchange transactions described above, in order to comply with the requirements of the Nasdaq National Market, the Company will initiate a reverse stock split.

The unaudited pro forma combined consolidated condensed balance sheet as of November 30, 2002 was prepared by combining the historical unaudited consolidated condensed balance sheet data as of November 30, 2002 for Equinix and Pihana and the historical consolidated balance sheet data of i-STT, as adjusted to comply with generally accepted accounting principles in the United States, as if the combination had been consummated on that date.

2.    PURCHASE PRICE—PIHANA

The following represents the preliminary allocation of the purchase price over the historical net book values of the acquired assets and assumed liabilities of Pihana as of November 30, 2002, and is for illustrative purposes only. Actual fair values will be based on financial information as of the acquisition date.

The unaudited pro forma combined consolidated condensed balance sheet reflects an estimated purchase price of approximately $27,445,000, consisting of (a) a total of 76,624,000 shares of common stock valued at $25,286,000 (using a fair value per share of $0.33), (b) warrants to purchase approximately 1,075,000 shares of common stock assumed as part of the merger, with an estimated nominal fair value, (c) cash of $10,000 and (d) estimated direct transaction costs of $2,149,000, which are already accrued for in Pihana’s historical balance sheet. The preliminary fair market value of Equinix’s common stock to be issued was determined using the five-trading-day average price surrounding the date the acquisition was announced. The preliminary fair value of the warrants assumed in the transaction was determined using the Black-Scholes option-pricing model and the following assumptions: exercise price of $23.82, contractual life of 3 years, risk-free interest rate of 4%, expected volatility of 80% and no expected dividend yield.

The final purchase price is dependent on the actual number of shares of common stock exchanged and actual direct merger costs. The following factors will impact the actual number of shares issued at closing: (a) the fully-diluted amount of shares outstanding of the Company, (b) Pihana’s cash balance and (c) both the Company’s and i-STT’s working capital balance. The number of shares issued in connection with the Pihana acquisition in the accompanying unaudited pro forma combined consolidated condensed balance sheet is based on the fully-diluted capital of the Company as of July 31, 2002 and the most stringent financial closing requirements for Pihana, Equinix and i-STT, namely that (a) Pihana has at least $28.0 million in cash (minimum cash balance per the Combination Agreement is $23.0 million), (b) Equinix’s working capital is at least $644,000 (maximum working capital deficit per the Combination Agreement is $2,688,000) and (c) i-STT’s working capital deficit is no more than $2,206,000 (maximum working capital deficit per the Combination Agreement is $4,206,000). The final purchase price will be determined upon completion of the combination.

As a condition of the combination agreement, Pihana must terminate or amend certain leasehold interests and reduce a portion of the workforce. The Company and Pihana management estimate the direct costs attributable to these actions will be approximately $3,125,000, which are already accrued for in Pihana’s historical balance sheet.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED
CONDENSED BALANCE SHEET—(Continued)

Under the purchase method of accounting, the total estimated purchase price is allocated to Pihana’s net tangible and intangible assets based upon their estimated fair value as of the acquisition date.

Equinix will not acquire assets nor assume liabilities primarily related to Pihana’s Korean operations pursuant to the Combination Agreement. The assets and liabilities excluded from the November 30, 2002 historical balance sheet of Pihana is as follows (in thousands):

Cash and cash equivalents	$227
Prepaid expenses and other current assets	62
Property and equipment, net	5,562
Deposits and other assets	3,143
Accounts payable and accrued expenses	(1,006)
Capital lease obligations	(287)

Net assets of Pihana not assumed by Equinix	$7,701

Based upon the estimated purchase price of the acquisition and review of the net assets acquired and net liabilities assumed, the preliminary purchase price allocation, is as follows (in thousands):

Cash, cash equivalents and short-term investments	$34,208
Accounts receivable	378
Prepaid expenses and other current assets	1,538
Property and equipment	5,228
Deposits and other assets	2,927

Total assets acquired	44,279
Accounts payable and accrued expenses assumed	(15,200)
Capital lease obligations assumed	(1,634)

Net assets acquired	$27,445

The preliminary purchase price allocation for Pihana is subject to revision as additional information on the fair values of Pihana’s assets and liabilities becomes available. Any change in the fair value of the net assets of Pihana may result in goodwill being recorded at closing. Additionally, changes in Pihana’s working capital, including the results of operations from November 30, 2002 through the date the transaction is completed, may also result in some goodwill being recorded at closing. Final purchase accounting adjustments may therefore differ materially from the pro forma adjustments presented here.

There were no historical transactions between Equinix and Pihana. Certain reclassifications have been made to conform Pihana’s historical amounts to Equinix’s financial statement presentation.

3.    PURCHASE PRICE—i-STT

The following represents the preliminary allocation of the purchase price over the historical net book values of the acquired assets and assumed liabilities of i-STT as of November 30, 2002, and is for illustrative purposes only. Actual fair values will be based on financial information as of the acquisition date.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED
CONDENSED BALANCE SHEET—(Continued)

The unaudited pro forma combined consolidated condensed financial statements reflect an estimated purchase price of approximately $33,541,000, consisting of (a) a total of 34,396,000 shares of common stock and 59,256,000 shares of preferred stock valued at $30,905,000 (using a fair value per share of $0.33 for both the preferred and common shares), (b) cash of $10,000 and (c) estimated direct transaction costs of $2,626,000. The preliminary fair market value of Equinix’s stock to be issued was determined using the five-trading-day average price of Equinix’s common stock surrounding the date the transaction was announced.

The final purchase price is dependent on the actual number of shares of common and preferred stock exchanged and actual direct merger costs incurred. The following factors will impact the actual number of shares issued at closing: (a) the fully-diluted amount of shares outstanding of the Company, (b) Pihana’s cash balance and (c) both the Company’s and i-STT’s working capital balance. The number of shares issued in connection with the i-STT acquisition in the accompanying unaudited pro forma combined consolidated condensed balance sheet is based on the fully-diluted capital of the Company as of July 31, 2002 and the most stringent financial closing requirements for Pihana, Equinix and i-STT, namely that (a) Pihana has at least $28.0 million in cash (minimum cash balance per the Combination Agreement is $23.0 million), (b) Equinix’s working capital is at least $644,000 (maximum working capital deficit per the Combination Agreement is $2,688,000) and (c) i-STT’s working capital deficit is no more than $2,206,000 (maximum working capital deficit per the Combination Agreement is $4,206,000). The final purchase price will be determined upon completion of the merger.

The Company determined that the fair value of the Series A preferred stock and Series A-1 preferred stock and the common stock was the same because the material rights, preferences and privileges of the Series A preferred stock and Series A-1 preferred stock and the common stock are virtually identical. Specifically, the Series A preferred stock and Series A-1 preferred stock will initially be convertible into one share of common stock, subject to anti-dilution adjustments. There will be no price-based anti-dilution adjustments. There will be proportional adjustments for stock splits, stock dividends and the like. Except as otherwise provided by Delaware law, the Series A preferred stock will vote with the common stock on an as-converted to common stock basis and the Series A-1 preferred stock will be non-voting. We expect that the Series A preferred stock and Series A-1 preferred stock will only have class or series voting rights if the Company requests stockholder approval of an action that would uniquely alter the rights of the Series A preferred stock and Series A-1 preferred stock as a class or series. In addition, in the event of a liquidation, dissolution or winding-up, the Company’s assets will be distributed pro rata to Series A preferred stock, Series A-1 preferred stock and common stock on an as-converted to common stock basis. The Series A preferred stock and Series A-1 preferred stock will not have a preference.

Equinix will not acquire certain assets nor assume certain liabilities related to i-STT’s non-trade related party receivables and payables pursuant to the Combination Agreement. The assets and liabilities excluded from the November 30, 2002 historical balance sheet of i-STT is as follows:

Amounts due from related parties	$154
Amounts owing to related parties	(17,852)

Net assets of i-STT not assumed by Equinix	$(17,698)

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED
CONDENSED BALANCE SHEET—(Continued)

Under the purchase method of accounting, the total estimated purchase price is allocated to i-STT’s net tangible and intangible assets based upon their estimated fair value as of the date of completion of the merger. Based upon the estimated purchase price and the preliminary valuation, the preliminary purchase price allocation, which is subject to change based on Equinix’s final analysis, is as follows (in thousands):

Cash and cash equivalents	$1,612
Accounts receivable	669
Prepaid expenses and other current assets	2,527
Property and equipment	10,883
Intangible asset—customer contracts	4,551
Intangible asset—tradename	1,138
Intangible asset—goodwill	17,066

Total assets acquired	38,446
Accounts payable and accrued expenses assumed	(2,130)
Other liabilities	(775)
Estimated i-STT transaction costs	(2,000)

Net assets acquired	$33,541

A preliminary estimate of $4,551,000 has been allocated to customer contracts, an intangible asset with an estimated useful life of two years, and a preliminary estimate of $1,138,000 has been allocated to tradename, an intangible asset with an estimated useful life of one year, the contractual period of use under the Combination Agreement.

A preliminary estimate of $17,066,000 has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, goodwill will not be amortized and will be tested for impairment at least annually. The preliminary purchase price allocation for i-STT is subject to revision as more detailed analysis is completed and additional information on the fair values of i-STT’s assets and liabilities becomes available. Any change in the fair value of the net assets of i-STT will change the amount of the purchase price allocable to goodwill. Additionally, changes in i-STT’s working capital, including the results of operations from November 30, 2002 through the date the transaction is completed, will also change the amount of goodwill recorded. Final purchase accounting adjustments may therefore differ materially from the pro forma adjustments presented here.

There were no historical transactions between Equinix and i-STT. Certain reclassifications have been made to conform i-STT’s historical amounts to Equinix’s financial statement presentation.

The pro forma adjustments do not reflect any integration adjustments such as restructuring costs to be incurred in connection with the merger or operating efficiencies and cost savings that may be achieved with respect to the combined entity as these costs are not directly attributable to the purchase agreement.

4.    FINANCING

In conjunction with the combination, STT Communications will make a $30.0 million strategic investment in the Company in the form of convertible secured notes (the “Convertible Secured Notes”) with detachable warrants for the further issuance of approximately 30,622,000 shares of preferred stock (the “Convertible Secured Note Warrants”), valued at $7,935,000. The Convertible Secured Notes will bear non-cash interest at an interest rate of 14% per annum, payable semi-annually in arrears, and have an initial term

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED
CONDENSED BALANCE SHEET—(Continued)

of five years. Interest on the Convertible Secured Notes will be payable in kind in the form of additional convertible secured notes having a principal amount equal to the amount of interest then due having terms which are identical to the terms of the Convertible Secured Notes (the “PIK Notes”). The Convertible Secured Notes and Convertible Secured Note Warrants cannot be converted into shares of voting stock for a two-year period, except under certain limited circumstances as defined in the agreements. Notwithstanding this, STT Communication’s voting ownership is limited to 40% of the outstanding shares of the combined company.

The unaudited pro forma combined consolidated condensed balance sheet reflects an estimated valuation on the Convertible Secured Note Warrants of $7,935,000 which is reflected as a discount to the Convertible Secured Notes. The preliminary fair value of the warrants was calculated under the provisions of APB 14 and determined using the Black-Scholes option-pricing model under the following assumptions: contractual life of five years, risk-free interest rate of 4%, expected volatility of 80% and no expected dividend yield. The Company has considered the guidance in EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, and has determined that the Convertible Secured Notes contain a beneficial conversion feature. The beneficial conversion feature has an estimated value of $10,020,000 and is also reflected as a discount to the Convertible Secured Notes (the “Beneficial Conversion Feature”). The values of both the Convertible Secured Note Warrants and the Beneficial Conversion Feature will be amortized using the effective interest rate method to interest expense over the five-year term of the Convertible Secured Notes.

As the PIK Notes have terms that are identical to the terms of the Convertible Secured Notes, the PIK Notes will also have a beneficial conversion feature. The additional beneficial conversion feature associated with the PIK Notes, which will be issued semi-annually, will result in an incremental charge to the Company’s interest expense over the term of the Convertible Secured Notes and PIK Notes.

5.    SENIOR NOTE EXCHANGE

As a condition to closing the combination and financing, Equinix is required to substantially reduce the outstanding debt so that no more than $22.3 million of Senior Notes are outstanding at closing. This amount may be increased with the consent of two of the three combining companies. If only $22.3 million of our Senior Notes are outstanding at closing, the Company will have retired $124.95 million of Senior Notes in the Senior Note exchange. Prior to signing the Combination Agreement, the Company received offers to exchange $101.2 million of outstanding Senior Notes.

In connection with the combination and financing, Equinix has made an offer to exchange cash and shares of common stock for all of the outstanding Senior Notes. The table below describes the amount the Company will pay for every $1.00 of principal of Senior Notes exchanged.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED
CONDENSED BALANCE SHEET—(Continued)

Consideration Information per $1 Principal Amount of Notes Exchanged

Participation Level:	Principal Amount Exchanged* ($ in millions)		Cash Consideration	Stock Consideration	Value of Stock Consideration**	Aggregate Stock Consideration (% of Fully- Diluted Capitalization)***	Total Consideration per $1.00 Note Exchanged
	Equal to or greater than:	but less than:
1	$ 0.0	$115.0	$0.13	.513	$0.15	11%	$0.28
2	$115.0	$117.0	$0.13	.509	$0.15	11%	$0.28
3	$117.0	$119.0	$0.13	.500	$0.15	11%	$0.28
4	$119.0	$121.0	$0.13	.492	$0.14	11%	$0.27
5	$121.0	$123.0	$0.13	.484	$0.14	11%	$0.27
6	$123.0	$125.0	$0.13	.476	$0.14	11%	$0.27
7	$125.0	$127.0	$0.14	.414	$0.12	10%	$0.26
8	$127.0	$129.0	$0.14	.408	$0.12	10%	$0.26
9	$129.0	$131.0	$0.14	.401	$0.12	10%	$0.26
10	$131.0	$132.5	$0.14	.396	$0.11	10%	$0.25
11	$132.5	$135.0	$0.15	.342	$0.10	9%	$0.25
12	$135.0	$137.0	$0.15	.336	$0.10	9%	$0.25
13	$137.0	$140.0	$0.15	.330	$0.10	9%	$0.25
14	$140.0	$147.2	$0.16	.275	$0.08	8%	$0.24
15	$147.2	NA	$0.17	.229	$0.07	7%	$0.24

*
The consummation of the Senior Note exchange is conditioned upon, among other things, the closing of the sale of $30.0 million convertible notes to STT and the closing of the combination. The closing of these transactions is conditioned upon a minimum of $125.0 million of Senior Notes being tendered and accepted for exchange. Therefore, although levels below $125.0 million are presented on the table, consent of two of the three principal partners (the Company, STT and Pihana) is required to waive this requirement.

**	Share value based on the Company’s closing price on December 10, 2002 of $0.29.

***
Approximate minimum aggregate percentage of our stock to be issued at the closing to holders who participate in the Senior Note exchange, calculated on a fully-diluted, treasury stock basis after giving effect to the maximum number of shares that could be issued in connection with the Senior Note exchange, the proposed combination, the shares issuable upon conversion of $30.0 million of convertible notes, and the paid-in-kind securities issuable through 2007 and warrants issued in connection with such convertible notes. Amounts are based on the Company’s share price as of December 10, 2002 of $0.29 and fully-diluted shares outstanding as of September 30, 2002.

The Company has commenced an exchange offer for all of the Company’s outstanding Senior Notes, and the holders of the Senior Notes currently have until December 27, 2002 to tender their Senior Notes to the Company in exchange for the consideration described above. The expiration of the exchange offer may be extended at the Company’s option and the closing of the Senior Note exchange is conditioned upon the Company’s stockholders approving Proposal 1 contained in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on December 9, 2002.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED
CONDENSED BALANCE SHEET—(Continued)

In the accompanying unaudited pro forma combined consolidated condensed balance sheet, the Company has assumed that $124,950,000 of Senior Notes are tendered, utilizing $16,243,000 in cash and issuing 58,977,000 shares of common stock.

The unaudited pro forma combined consolidated condensed balance sheet reflects an estimated value on the common stock issued of $19,462,000 (using a fair value per share of $0.33). The final consideration given to the Senior Note holders is dependent on the amount of actual Senior Notes tendered and the stock price on the date the debt is extinguished. Using these assumptions, the Company would recognize a gain on debt extinguishment of approximately $85,124,000, net of $3,000,000 for anticipated costs associated with this transaction, and the write-off of $8,122,000 of accrued and unpaid interest on the Senior Notes being tendered, the write-off of $2,712,000 of debt issuance costs and $6,531,000 of the Senior Note discount associated with Senior Notes retired.

As noted above, the actual gain that the Company will recognize is based on the amount of Senior Notes tendered and the fair value of the Company’s common stock on the day of the actual tender. The Company has assumed in the accompanying unaudited pro forma combined consolidated condensed balance sheet that the equity issued in connection with the proposed retirement of Senior Notes is valued at $0.33 per share. If there was a 10% increase in this amount and if there was a 10% decrease in this amount, the gain on debt extinguishment that the Company would recognize would be approximately $83.2 million and $87.1 million, respectively.

During the first half of 2002, the Company retired $52.8 million of Senior Notes in exchange for approximately 16.0 million shares of common stock and approximately $2.5 million of cash, and as a result, recognized a $27.2 million gain on debt extinguishment.

6.    FURTHER AMENDMENT OF SENIOR SECURED CREDIT FACILITY

In connection with the combination, financing and Senior Note exchange, the Company has entered into discussions with its senior lenders on the principal terms for a further amendment to the Amended and Restated Senior Credit Facility and such lenders have agreed to recommend the terms of a further amendment to their credit committees. As part of this proposed second amendment to the Amended and Restated Senior Secured Credit Facility, the Company will permanently repay $7.5 million of the amount currently outstanding ($100.0 million as of November 30, 2002). In addition, estimated amendment fees, which will be paid to the lenders of $1.0 million, have been reflected as additional debt issuance costs, which will be amortized to interest expense over the remaining term of this facility.

7.    PRO FORMA ADJUSTMENTS

The accompanying unaudited pro forma combined consolidated condensed financial statements have been prepared assuming the transactions described above were completed on November 30, 2002.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED
CONDENSED BALANCE SHEET—(Continued)

The unaudited pro forma combined consolidated condensed balance sheet gives effect to the following pro forma adjustments:

(a)	Represents the following adjustments to cash and cash equivalents (in thousands):

Cash consideration for i-STT and Pihana acquisitions	$(20)
Cash related to Korean subsidiary excluded from Pihana acquisition	(227)
Cash received from financing	30,000
Cash paid to Senior Note holders	(16,243)
Senior Secured Credit Facility repayments	(7,500)

Net change in cash and cash equivalents	$6,010

(b)
Represents an adjustment for assets excluded from the acquisition of Pihana ($62,000) and i-STT ($154,000) and an adjustment for transaction costs already incurred and paid by Equinix and recorded as a prepaid expense as of the date of the balance sheet until closing ($2,612,000).

(c)
Represents an adjustment for assets excluded from the Pihana acquisition ($5,562,000) and a write-off of Pihana’s remaining property and equipment ($13,371,000) in order to avoid the creation of negative goodwill created in the Pihana acquisition.

(d)	Represents the addition of the customer contract intangible asset of $4,551,000, the tradename intangible asset of $1,138,000 and goodwill of $17,066,000 created in the acquisition of i-STT.

(e)
Represents the $2,712,000 write-off of debt issuance costs in conjunction with the retirement of Senior Notes, offset by the $1,000,000 of new debt issuance costs in conjunction with the further amendment of the Senior Secured Credit Facility.

(f)	Represents an adjustment for assets excluded in the Pihana acquisition.

(g)	Represents the following adjustments to accounts payable and accrued expenses (in thousands):

Accrual for Equinix’s i-STT transaction costs	$2,626
Accrual for Equinix’s Pihana transaction costs	2,149
Accrual for i-STT’s transaction costs	2,000
Accrued expenses related to the Korean subsidiary excluded from the Pihana acquisition	(1,006)
Accrual for Equinix’s costs to retire Senior Notes	3,000
Accrual for Equinix’s costs to amend Senior Secured Credit Facility	1,000
Adjustment for Equinix’s transaction costs already incurred and paid for in the historical balance sheet (recorded as a prepaid expense)	(2,612)

Net change in accounts payable and accrued expenses	$7,157

(h)	Represents the write-off of accrued but unpaid interest on Senior Notes being retired.

(i)	Represents an adjustment for capital lease obligations excluded in the Pihana acquisition.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED  CONDENSED BALANCE SHEET—(Continued)

(j)
Represents the reclassification of the Senior Secured Credit Facility to non-current as a result of the proposed amendment, offset by the permanent repayment of $7,500,000 in connection with this transaction.

(k)
Represents an adjustment for i) intercompany liabilities due to STT Communications and other related parties excluded in the i-STT acquisition ($17,852,000) and ii) the $193,000 write-off of i-STT’s deferred revenue as no legal performance obligations exist post-closing, including amounts deferred under Staff Accounting Bulletin 101 (“SAB 101”).

(l)	Represents the issuance of the Convertible Secured Notes offset by the amounts attributable to the Convertible Secured Note Warrants and the Beneficial Conversion Feature.

(m)
Represents the $124,950,000 retirement of Senior Notes, offset by the $6,531,000 write-off of unamortized Senior Note discount. No tax effects are provided due to the Company’s pre-transaction net operating loss carryforwards, which should be adequate to offset the tax liability on any cancellation of indebtedness income.

(n)
Represents the $306,000 write-off of Pihana’s deferred revenue as no legal performance obligations exist post-closing, including amounts deferred under SAB 101, and the $2,562,000 write-off of Pihana’s deferred rent as no legal performance obligations exist post-closing related to this liability. The Company will straightline rent expense for all leaseholds acquired in the combination commencing upon closing.

(o)	Represents the following adjustments to stockholders’ equity (in thousands):

	(1)	(2)	(3)	(4)	(5)	(6)	Total
Redeemable preferred stock	$(14,614)	$—	$—	$—	$—	$—	$(14,614)
Convertible preferred stock	(222,963)	—	—	59	—	—	(222,904)
Common stock	(6)	(32,512)	77	34	—	59	(32,348)
Additional paid-in capital	—	—	25,209	30,812	17,955	19,403	93,379
Accumulated other comprehensive income (loss)	(1,830)	696	—	—	—	—	(1,134)
Accumulated deficit	193,988	36,921	—	—	—	85,124	316,033

Total stockholders’ equity	$(45,425)	$5,105	$25,286	$30,905	$17,955	$104,586	$138,412

(1)	To eliminate the historical stockholders’ equity of Pihana.

(2)	To eliminate the historical shareholders’ equity of i-STT.

(3)	Represents the estimated value of the Company’s common stock to be issued in the acquisition of Pihana.

(4)	Represents the estimated value of the Company’s common and preferred stock to be issued in the acquisition of i-STT.

(5)	Represents the value attributable to the Convertible Secured Note Warrants and the Beneficial Conversion Feature arising from the financing transaction.

(6)	Represents the estimated value of the Company’s common stock to be issued in conjunction with the exchange of additional Senior Notes and the resulting one-time gain on debt extinguishment.